Exhibit 5

Buenos Aires, August 16, 2012

Messrs.
Buenos Aires Stock Exchange

Dear Sirs,

As required by section 63 of the Buenos Aires Stock Exchange Regulations and Resolution No. 2/12, I hereby inform you that at the Company’s Board of Directors meeting held on August 16, 2012, the following documents were approved: Condensed Statement of Financial Position, Condensed Statement of Comprehensive Income, Condensed Statement of Changes in Equity, Condensed Statement of Cash Flows, Notes and Exhibits thereto -all of them Separate and Consolidated-, Informative Summary and the information required by section 68 of the aforementioned regulations, relating to the six-month interim period ended June 30, 2012.

The amounts disclosed below are stated in thousands of Argentine pesos and arise from the Condensed Interim Consolidated Financial Statements.

                                                                                               Six-month interim period ended
                                                                                                  June 30, 2012

Consolidated loss for the period

Attributable to the owners of the company	Loss	(349,865)
Attributable to non-controlling interests	Profit	1,289
	Loss	(348,576)

Other consolidated comprehensive income for the period

Attributable to the owners of the company	0
Attributable to non-controlling interests	0
0

Consolidated comprehensive loss for the period

Attributable to the owners of the company	Loss	(349,865)
Attributable to non-controlling interests	Profit	1,289
	Loss	(348,576)

Empresa Distribuidora y Comercializadora Norte S.A.
Av. Del Libertador 6363 Piso 1° – (C1428ARG) Capital Federal – Tel.: (54-11) 4346-5088 / 5113 – Fax: (54-11) 4346-5301

Detail of Consolidated Equity
Share Capital– Nominal Value (1)	906,455
Share Capital – Adjustment to Capital (2)	408,063
Additional paid-in capital	3,452
Legal Reserve	0
Accumulated Deficit	(236,450)
Total attributable to the owners of the Company	1,081,520
Non-controlling interests	50,284
Total Equity	1,131,804

(1)	Includes 9,412 related to treasury shares.
(2)	Includes 10,347 related to treasury shares.

Furthermore, and as required by sub-sections o), p) and q) of section 62, we inform the following:

Class of shares	Number of shares	% on Share Capital

A	462,292,111	51.00
B	442,210,385	48.78
C	1,952,604	0.22
Total	906,455,100	100.00

The class “A” shares are owned by Electricidad Argentina S.A. (EASA), domiciled at 3302 Ortiz de Ocampo Street – Building 4 of the City of Buenos Aires. The class “B” shares are currently traded at the New York Stock Exchange (through American Depositary Shares –“ADSs”) and the Buenos Aires Stock Exchange. At June 30, 2012, the Company has 9,412,500 treasury shares.

An amount of 1,952,604 class “C” shares, which are held by Banco de la Nación Argentina as trustee of the Company Employee Stock Ownership Program, remains outstanding.  Moreover, IEASA S.A., domiciled at 3302 Ortiz de Ocampo Street – Building 4 of the City of Buenos Aires, owns 99.99% of EASA’s voting shares.

The Company does not have debt securities convertible into shares, nor there exist stock options of the Company’s shares.

Yours sincerely,

VICTOR A. RUIZ
Officer in charge of Market Relations

Empresa Distribuidora y Comercializadora Norte S.A.
Av. Del Libertador 6363 Piso 1° – (C1428ARG) Capital Federal – Tel.: (54-11) 4346-5088 / 5113 – Fax: (54-11) 4346-5301